Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media Contacts:
ICR, Inc.
Allison Malkin/Alecia Pulman
(203) 682-8225/(646) 277-1220
ULTA ANNOUNCES HOLIDAY SALES RESULTS
Holiday Comparable Store Sales Increase 7.9%
Increases Fourth Quarter Guidance
     Bolingbrook, IL (January 7, 2010) — Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”) (NASDAQ: ULTA) today announced sales results for the seven-week holiday period from November 15, 2009 to January 2, 2010. This time period corresponds with the Company’s holiday marketing initiatives and represents the seven full weeks beginning the week before Thanksgiving through the end of the week following Christmas.
     Total net sales for the seven-week holiday period were $262.2 million, an 18.2% increase from the prior year holiday period of $221.9 million. Comparable store sales for the holiday period increased 7.9%, as compared to a 5.8% decrease during the same period in the prior year, resulting in a two year comparable store sales increase of 2.1%.
     Lyn Kirby, Ulta’s President and Chief Executive Officer, stated: “The combination of dynamic marketing, compelling offerings and enticing value drove an 8.8% increase in customer traffic which led to a better-than-expected performance for the holiday season. The period also benefited from a less promotional gift-giving environment across retail versus last year, especially in apparel. As a result, we improved our merchandise margin and leveraged our marketing spend as a percentage of net sales, as compared to last year. Based on our holiday results, we have raised our fourth quarter expectations for sales and earnings.”

Outlook
     Driven by favorable holiday sales, the Company is increasing its fourth quarter fiscal 2009 outlook provided in conjunction with its third quarter fiscal 2009 results on December 3, 2009.
     The Company currently expects fourth quarter fiscal 2009 net sales in the range of $388 million to $392 million, as compared to its previous guidance for fourth quarter fiscal 2009 net sales in the range of $362 million to $376 million. Fourth quarter fiscal 2008 net sales were $341.4 million. Comparable store sales for the fourth quarter of fiscal 2009 are currently expected to increase in a range of 4% to 5%, as compared to its previous expectation for fourth quarter fiscal 2009 comparable store sales in the range of a decrease of 3% to an increase of 1% and versus fourth quarter fiscal 2008 comparable store sales decrease of 5.5%.
     Income per diluted share for the fourth quarter of fiscal 2009 is currently estimated in the range of $0.28 to $0.30, as compared to its previous expectation for fourth quarter fiscal 2009 income per diluted share of $0.22 to $0.26 and versus fourth quarter fiscal 2008 income per diluted share of $0.21.
     The Company expects to report full results for the fourth quarter of fiscal 2009 and fiscal year 2009 the week of March 8, 2010.

About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 348 retail stores across 38 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended January 31, 2009. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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